Exhibit 10(l)

AMENDMENT TO THE 2006 OMNIBUS LONG TERM INCENTIVE PLAN

The Company adopted the 2006 Omnibus Long-term Incentive Plan (“Plan”) in order to provide for a wide array of stock-based and other long-term incentives for its employees and members of the Board. Under this Plan, the Compensation Committee of the Board grants Deferred Stock Units (“DSUs”) to certain nonemployee members of the Board.

Under the terms of the DSU Agreements, in the event of death all non-forfeitable DSUs will be paid to the estate of the Participant. In order to provide flexibility for Participants in the designation of a beneficiary, the following amendment to the Plan is proposed that will permit a Participant to name a beneficiary other than the estate.

AMENDMENT TO THE

VULCAN MATERIALS COMPANY

2006 OMNIBUS LONG-TERM INCENTIVE PLAN

WHEREAS, Vulcan Materials Company (the “Company”) has established and currently maintains the 2006 Omnibus Long-Term Incentive Plan (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to provide for the designation of a beneficiary by a participant in the event of a participant’s death; and

WHEREAS, the Compensation Committee (the “Committee”) of the Board of Directors of the Company has the right to amend the Plan; and

WHEREAS, the Committee has approved of such amendment to the Plan.

NOW, THEREFORE, BE IT RESOLVED, that the following sentence shall be added to the end of Section 22 of the Plan:

Notwithstanding the foregoing or the terms of any Award, the Participant shall have the right to designate a beneficiary to receive payment with respect to an Award in the event of the Participant’s death, and such designation shall be made in such form and subject to such requirements as are set forth by the Committee from time to time.

IN WITNESS WHEREOF, this Amendment has been executed on and is effective as of February 9, 2012.

VULCAN MATERIALS COMPANY COMPENSATION COMMITTEE

By:	/s/Donald B. Rice
Donald B. Rice, Chairman

Exhibit 10 (l)